SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2007

INTERNATIONAL SMART SOURCING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14753	11-3423157
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		No.)

320 Broad Hollow Road	11735
Farmingdale, New York	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 293-4650

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On March 28, 2007, the Board of Directors of International Smart Sourcing, Inc. (“ISS”) approved the grant of warrants (the “Warrants”) to the three executive officers of ISS, Messrs. David Hale, President and Chairman of the Board of Directors, Richard A. Peters, Secretary and Michael S. Rakusin, Chief Financial Officer of ISS (collectively the “Executive Officers”), who are currently serving ISS without receiving compensation for their services as officers. The Executive Officers also comprise all of the directors of ISS.

     On September 28th, 2006, ISS sold all of its assets and ceased conducting operations (the “Sale”). Also on September 28, 2006, Messrs. Rakusin and Peters were appointed as executive officers of ISS. Prior to the Sale, Mr. Hale received compensation as an officer of ISS and Messrs. Rakusin and Peters received compensation of $500 per month as non-employee directors of ISS. Subsequent to the sale of assets, ISS ceased paying compensation to its officers.

     The Warrants were granted to compensate the Executive Officers for their services which they rendered to ISS subsequent to the Sale and to induce them to continue serving as officers. Currently each of the directors of ISS also receives compensation of $500 per month for their services as directors of ISS.

     The Warrant issued to each of the Executive Officers entitles each officer to purchase 100,000 shares of common stock of ISS at a purchase price of $0.20 per share (the exercise price of the Warrants is the same as the exercise price of the outstanding publicly held common stock warrants of ISS). The terms and conditions are set forth in the Warrant, the form of which is attached hereto as Exhibit 10.1 to this report. The exercise price and the number of shares which may be purchased upon the exercise of a Warrant are subject to adjustment in certain circumstances. The Warrants were fully vested and exercisable on the date of the grant and expire five years from such date. Neither the Warrants nor the shares of common stock issuable upon the exercise of the Warrants hereof have been registered under the Securities Act of 1933, as amended and have been issued in reliance upon an exemption from the registration requirements of that Act.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 2, 2007

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ DAVID HALE

David Hale
Chairman of the Board of Directors, President

INDEX TO EXHIBIT

Exhibit
No.	Description
10.1	Warrant